Exhibit 2

                                VOTING AGREEMENT

            VOTING AGREEMENT, dated as of August 3, 1999 (the "Agreement"), among Xoom.com, Inc., a Delaware corporation (the "Company"), the undersigned holders (the "Holders") of shares of the common stock, $.0001 par value (the "Common Stock"), of the Company and National Broadcasting Company, Inc., a Delaware corporation ("NBC").

            WHEREAS, the Company, Xenon 2, Inc., a Delaware corporation ("Xenon 2"), Xenon 3, Inc., a Delaware corporation ("Xenon 3"), Snap! LLC, a Delaware limited liability company, and CNET, Inc., a Delaware corporation, are parties to an Agreement and Plan of Contribution and Merger, dated as of May 9, 1999 (the "Merger Agreement"), pursuant to which, among other things, the parties thereto have agreed that (i) Xenon 3 will merge with and into the Company, with the Company as the surviving corporation, and each outstanding share of Common Stock of the Company will be converted into one share of Class A common stock, par value $0.0001 per share, of Xenon 2 ("Class A Common Stock") and (ii) CNET will contribute certain of its assets to Xenon 2 in exchange for shares of Class A Common Stock;

            WHEREAS, the Company, Xenon 2, NBC, Neon Media Corporation, a Delaware corporation ("NMC"), and GE Investments Subsidiary, Inc., a Delaware corporation, are parties to an Agreement and Plan of Contribution, Investment and Merger dated as of July 8, 1999 (the "Contribution Agreement" and together with the Merger Agreement, the "Merger Agreements"), pursuant to which, among other things, the parties thereto have agreed that (i) NMC will merge with and into Xenon 2, with Xenon 2 as the surviving corporation, (ii) Xenon 2 will be renamed NBC Internet, Inc., (iii) a subsidiary of NBC will transfer its ownership interest in Snap! LLC and certain other assets to Xenon 2 and (iv) an affiliate of NBC will purchase a convertible note from Xenon 2 in exchange from the assignment to Xenon 2 of a note issued by NBC;

            WHEREAS, as a condition to consenting to the Agreement and Plan of Merger by and among the Company, LiquidMarket, Inc. and Xoom Acquisition Sub II, Inc. (the "LiquidMarket Merger"), NBC has requested that the undersigned Holders agree, and such Holders have agreed, to enter into this Agreement;

            WHEREAS, other than pursuant to the terms and conditions of the Merger Agreements and the exhibits and schedules attached thereto and prior to the date hereof, NBC, CNET, the Company and the Holders had no agreement, arrangement or understanding (within the meaning of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL")) for the purpose of acquiring, holding, voting or disposing of shares of Common Stock; and

            WHEREAS, in consideration of the agreements contained herein, prior to the date hereof, and prior to the time at and date on which NBC became "interested stockholders" for purposes of Section 203 of the DGCL, the board of directors of the Company has approved this Agreement and the transactions contemplated hereby.

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                                       2


            NOW, THEREFORE, the parties hereto agree as follows:

      1. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Holder irrevocably agrees that it shall vote (or cause to be voted) all of the shares of Common Stock acquired by such Holder pursuant to the LiquidMarket Merger set forth under such Holder's signature to this Agreement (together with any shares of Common Stock acquired by such Holder hereafter (including through the exercise of options or similar instruments) the "Subject Securities") (a) in favor of the adoption of the Merger Agreements and the approval of the terms thereof (with such modifications as the parties thereto may make (except for modifications that would adversely affect such Holder)) and each of the other transactions contemplated by the Merger Agreements and (b) against any of the following (or any agreement to enter into or effect any of the following): (i) prior to the Effective Time, any Takeover Proposal, Material Transaction Proposal (as such terms are defined in the Merger Agreements) requiring the vote of the Company's stockholders or transaction or occurrence which if publicly proposed and offered to the Company and its stockholders (or any of them) would be the subject of a Takeover Proposal or Material Transaction Proposal, or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other action or transaction would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by the Merger Agreements; provided, however, that the obligations pursuant to this
Section 1 shall automatically terminate without any further action on the part of the Holder or NBC upon the termination of this Agreement pursuant to Section 5 hereof. Such Holder shall not commit or agree to take any action inconsistent with the foregoing.

      2. Irrevocable Proxy. Each Holder hereby, severally and not jointly, grants to, and appoints NBC and the President and Treasurer of NBC and the Secretary of NBC, in their respective capacities as officers of NBC, and any individual who shall hereafter succeed to any such office of NBC, and any other designee of NBC, each of them individually, such Holder's proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent with respect to such Holder's Subject Securities in accordance with
Section 1 hereof. This proxy is coupled with an interest and shall be irrevocable, and each Holder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Subject Securities; provided, however, that this proxy shall be automatically revoked without any further action on the part of the Holder or NBC upon the termination of this Agreement pursuant to Section 6 hereof.

      3. Covenant of the Company. The Company hereby agrees and covenants that it shall not, and shall direct its transfer agent not to, transfer any Common Stock subject to this Agreement except in accordance with the provisions of
Section 4(a) hereof.

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                                       3


      4. Covenants of the Holders. Each Holder hereby agrees and covenants that:

            (a) Restriction on Transfer, Proxies and Noninterference. Each Holder shall not, and shall not authorize or permit any of his, her or its affiliates, partners, investment bankers, attorneys, agents or other advisors or representatives to, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Securities (or any interest therein), unless the transferee or pledgee of such Subject Securities agrees in writing in a form reasonably satisfactory to NBC (with a copy furnished to NBC) to be bound by all of the provisions of this Agreement with respect to such transferred or pledged Subject Securities, as contemplated by the Merger Agreements; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any such Subject Securities into a voting trust or enter into a voting agreement with respect to any of the Subject Securities; (iii) take any action that would have the effect of preventing or disabling such Holder from performing his obligations under this Agreement; or
(iv) commit or agree to take any of the foregoing actions.

            (b) Each Holder agrees to allow the Company to provide such Holder, in connection with the consummation of the LiquidMarket Merger Agreement, with certificates representing the Common Stock containing a conspicuous legend referring to the transfer restrictions set forth in this Agreement.

            (c) Each Holder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as NBC may reasonably request for the purpose of effectuating the matters covered by this Agreement.

      5. Termination. This Agreement shall terminate upon the earliest of any of the following events: (i) upon the consummation of the mergers contemplated by the Merger Agreements, (ii) upon the termination of any of the Merger Agreements or (iii) if the Company shall not have received the tax opinion described in
Section 7.3 of the Merger Agreement by the Closing Date (as such term is defined in the Merger Agreement). Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreements on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's wilful breach of any of its material agreements contained in this Agreement.

      6. Notice of Litigation. The Company and each Holder shall promptly notify NBC of any pending or, to its knowledge, threatened action or proceeding challenging the validity or enforceability of this Agreement.

      7. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be

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entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law.

      9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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            IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.


                                       XOOM.COM, INC.

                                       By: /s/ John Harbottle
                                           -------------------------------------
                                       Name:  John Harbottle
                                       Title: Principal Financial and Accounting
                                                Officer


                                       NATIONAL BROADCASTING COMPANY, INC.

                                       By: /s/ Martin Yudkovitz
                                           -------------------------------------
                                       Name:  Martin Yudkovitz
                                       Title: President, NBC Interactive


                                       HOLDER:

                                       By: /s/ Rajesh Parekh
                                           -------------------------------------
                                       Name:      Rajesh Parekh
                                       Address:   151 Bridgton Ct
                                                  Los Altos, CA 94022

                                       Facsimile: 650-949-4233
                                       Number of Subject Securities: 17,477
                                       shares of Common Stock held by the Parekh
                                       R84 Trust, 17,477 shares of Common Stock held by the Parekh R88 Trust, and 102,810 shares of Common Stock held by Rajdak Investment, LLC


                                       HOLDER:

                                       By: /s/ Francois Rouaix
                                           -------------------------------------
                                       Name:      Francois Rouaix
                                       Address:   c/o LiquidMarket
                                                  5757 W. Century Blvd.
                                                  Suite 465
                                                  Los Angeles, CA 90045

                                       Facsimile:
                                       Number of Subject Securities: 88,787
                                       shares of Common Stock


                                       HOLDER:

                                       By: /s/ Gauthier H. Groult
                                           -------------------------------------
                                       Name:      Gauthier H. Groult
                                       Address:   c/o LiquidMarket
                                                  5757 W. Century Blvd.
                                                  Suite 465
                                                  Los Angeles, CA 90045

                                       Facsimile:
                                       Number of Subject Securities: 118,150
                                       shares of Common Stock

                                       HOLDER:

                                       By: /s/ Morton Meyerson
                                           -------------------------------------
                                       Name:      Morton Meyerson
                                       Address:   4514 Cole Ave.
                                                  Suite 400
                                                  Dallas, TX  75205
                                                  214-443-1980

                                       Facsimile:
                                       Number of Subject Securities: 102,810
                                       shares of Common Stock